UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 24, 2008 (June 18, 2008)

King Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Tennessee	001-15875	54-1684963

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Fifth Street, Bristol, Tennessee	37620

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000

N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On June 18, 2008, King Pharmaceuticals, Inc., King Pharmaceuticals Research and Development, Inc. (collectively, “King”) and CorePharma LLC (“Core”) entered into a Product Development Agreement (the “Agreement”) to collaborate in the development of new formulations of Skelaxin®. Under the Agreement, Core and King grant non-exclusive cross-licenses to each other regarding certain pre-existing intellectual property. Any intellectual property created as a result of the Agreement will belong to King, and King will grant Core a non-exclusive, royalty-free license to use this newly created intellectual property with any product not containing metaxalone.
Core will receive milestone payments based on achievement and success of certain development activities and net sales of such formulations, as well as royalty payments based on net sales. Core will also receive reimbursement of expenses, subject to a cap, that may be increased under certain circumstances. King may terminate the development of any or all formulations for any or no reason with 15 days’ advance notice. If King terminates after Core has completed at least 50% of the work relating to the achievement of a milestone, King must pay Core a pro-rata share of payments for the milestones achieved, plus expenses.
If a New Drug Application (“NDA”) for a formulation is not submitted within 30 months of completion of Core’s development activities relating to such formulation, King must assign all rights relating to such formulation to Core. If King does not launch the commercialization for a formulation within 24 months after NDA approval of such formulation, King will assign all rights relating to such formulation to Core.
King and Core have an existing agreement for the manufacture and supply of Skelaxin® and improved versions of Skelaxin®, which was modified simultaneously with the execution of the Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2008	KING PHARMACEUTICALS, INC.
	By:	/s/ Joseph Squicciarino
Joseph Squicciarino
Chief Financial Officer